EXHIBIT 4.1
JAVO BEVERAGE COMPANY, INC.
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

               This Amendment No. 1, effective as of November 17, 2009 (the “Amendment”), amends the Rights Agreement, dated as of July 1, 2002 (the “Rights Agreement”), by and between Javo Beverage Company, Inc., a Delaware corporation (the “Company”), and Corporate Stock Transfer, Inc., a Colorado corporation (the “Rights Agent”). Capitalized terms used herein but not defined herein shall have their defined meanings set forth in the Rights Agreement.

WHEREAS, on November 17 2009, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Coffee Holdings LLC, a Delaware limited liability company (“CHLLC”);

WHEREAS, pursuant to the Securities Purchase Agreement, the Company is selling on the date hereof 15,000,000 shares of Common Stock to CHLLC and may, at a future date and in its sole discretion, sell up to an aggregate of 13,125,000 additional shares of Common Stock to CHLLC;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, from time to time, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock in order to make any changes or provisions in regard to matters or questions arising under the Rights Agreement that the Company may deem necessary or desirable; and

WHEREAS, the Company and Rights Agent are entering into this Amendment to permit CHLLC to acquire shares of Common Stock from the Company as contemplated under the Securities Purchase Agreement without thereby making CHLLC an Acquiring Person or resulting in a Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.             Section 1(a) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a)   “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or a Person who would be deemed to beneficially own twenty percent (20%) or more of the shares of the Common Stock of the Company upon completion of any offer to acquire beneficial ownership of Common Stock, but shall not include:

(i)           the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan,

(ii)           any Person who shall be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock as of the consummation of a merger of the Company with La Jolla Fresh Squeezed Coffee, Inc., a Washington corporation, until such time as such Person has acquired, or obtained the right to acquire, 30% or more of the outstanding shares of Common Stock, or

(iii)           any Person who shall become the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of an acquisition by the Company of shares of Common Stock until such time thereafter as such Person shall become the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock;

PROVIDED, however, that the term “Acquiring Person” shall not include CHLLC, to the extent CHLLC becomes the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding solely due to CHLLC’s Beneficial Ownership of the CHLLC Shares and the CHLLC Additional Shares, if any.  For the avoidance of doubt, if CHLLC becomes or is the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding (including the CHLLC Shares and the CHLLC Additional Shares, if any) and at such time CHLLC is deemed to be the Beneficial Owner of any shares of Common Stock of the Company other than the CHLLC Shares and the CHLLC Additional Shares, if any, then CHLLC shall be deemed an Acquiring Person hereunder.

In addition, notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person either (i) if the Board of Directors of the Company determines at any time that a Person who would otherwise be an “Acquiring Person,” has become such without intending to become an “Acquiring Person,” and such Person divests as promptly as practicable (or within such period of time as the Board of Directors of the Company determines is reasonable) a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this Section 1(a), or (ii) as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Stock of the Company then outstanding; PROVIDED, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person.”

2.     Section 1 of the Rights Agreement is amended by adding at the end of said section the following definitions:

“(t)  “CHLLC” shall mean Coffee Holdings LLC and its Affiliates and Associates.

 (u)  “CHLLC Shares” shall mean (A) the 15,000,000 shares of Common Stock acquired by CHLLC from the Company pursuant to that certain Securities Purchase Agreement dated as of November 17, 2009 by and between the Company and CHLLC (“Securities Purchase Agreement”), and (B) the shares of Common Stock of the Company Beneficially Owned by CHLLC as of the date hereof.

 (v)  “CHLLC Additional Shares” shall mean any of the up to 13,125,000 shares of Common Stock that may be acquired by CHLLC from the Company pursuant to the Securities Purchase Agreement.”

3.             Section 3(a) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a)   Until the earlier of (i) the Close of Business on the twentieth day after the Stock Acquisition Date (or, if the twentieth day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the twentieth day (or such later date as may be determined by action of a majority of Directors then in office) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Company shall promptly notify in writing the Rights Agent thereof and provide the Rights Agent with the names and addresses of all record holders of Common Shares (together with all other necessary information), and the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates and may be transferred by the transfer of the Rights Certificates as permitted hereby, separately and apart from any transfer of one or more Common Stock, and the holders of such Rights Certificates as listed in the records of the Company or any transfer agent or registrar for the Rights shall be the record holders thereof.”

4.             Section 23(a) of the Rights Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(a)   The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the Close of Business on the twentieth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of Business on the twentieth day following the Record Date), or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.00001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”); PROVIDED, however, if the Board of Directors of the Company authorizes redemption of the Rights in either of the circumstances set forth in clauses (x) and (y) below, such authorization shall require the concurrence of a majority of the Directors that such redemption is, as of such time the redemption is approved, not void or voidable on account of Section 144 of the Delaware General Corporation Law or other applicable law: (x) such authorization occurs on or after the time a Person becomes an Acquiring Person, or (y) such authorization occurs on or after the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors of the Company has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event unless, concurrent with such solicitation, such Person (or one or more of its Affiliates or Associates) is making a cash tender offer pursuant to a Schedule 14D-1 (or any successor form) filed with the Securities and Exchange Commission for all outstanding shares of Common Stock not beneficially owned by such Person (or by its Affiliates or Associates); PROVIDED FURTHER, however, that if, following the occurrence of a Stock Acquisition Date and following the expiration of the right of redemption hereunder but prior to any Triggering Event, (i) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company, or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event such that such Person is thereafter a Beneficial Owner of 20% or less of the outstanding shares of Common Stock, and (ii) there are no other Persons, immediately following the occurrence of the event described in clause (i), who are Acquiring Persons, then the right of redemption herein shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding anything contained in this Agreement to the contrary, a Distribution Date shall not occur and the Rights shall not be exercisable until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the “current market price,” as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.”

5.             Except as expressly set forth in this Amendment all other terms of the Rights Agreement shall remain in full force and effect.

6.            This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to conflict-of-law principles.

7.            This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

JAVO BEVERAGE COMPANY

By: /s/ William E. Marshall
Name:  William E. Marshall
Title:    General Counsel, Sr. Executive Vice President and Secretary

CORPORATE STOCK TRANSFER, INC., as Rights Agent

By: /s/ Carylyn Bell
Name: Carylyn Bell
Title:  President

Signature Page to Amendment No. 1 to Rights Agreement